Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Oportun Financial Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	4,193,453 (2)	$3.71 (3)	$15,557,710.63	$110.20 per $1,000,000	$1,714.46
Total Offering Amounts					$15,557,710.63		$1,714.46
Total Fee Offsets (4)							-
Net Fee Due							$1,714.46
(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Oportun Financial Corporation (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2) Represents 4,193,453 shares of Common Stock underlying warrants issued or issuable in connection with the Amended Credit Agreement (as defined in the Registration Statement), each warrant with an exercise price of $0.01 per share.
(3) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $3.71 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on April 26, 2023.
(4) The Registrant does not have any fee offsets.